UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2020
Date of Report (date of earliest event reported)

TransEnterix, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19437 (Commission File Number)	11-2962080 (I.R.S. Employer Identification Number)

635 Davis Drive, Suite 300
Morrisville, North Carolina 27560
(Address of principal executive offices)

919-765-8400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	TRXC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2020, TransEnterix, Inc. (the “Company” or “we,” “us” or “our”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., as representative for the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering of an aggregate of 37,267,080 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”) at a public offering price of $0.35 per share. The Underwriters have a 45-day option to purchase 5,590,062 additional shares of Common Stock (the “Option Shares”) solely to cover overallotments, if any, at the price to the public less the underwriting discounts and commissions.

The Shares and the Option Shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (333-236200) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2020 and declared effective by the Commission on February 10, 2020.

The net proceeds to the Company from the offering are expected to be approximately $11.8 million, and approximately $13.6 million if the Underwriters exercise the over-allotment option in full. The closing of the offering is expected to take place on or about July 6, 2020, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K (this “Current Report”), which is incorporated herein by reference. The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the legal opinion and consent of Ballard Spahr LLP relating to the Shares and the Option Shares is attached as Exhibit 5.1 to this Current Report.

Item 1.02 Termination of a Material Definitive Agreement

Due to limitations under the Commission’s “baby shelf” rules on the amount of securities that the Company is able to sell under the Registration Statement, effective June 30, 2020, the Company terminated the Purchase Agreement dated February 10, 2020 that it entered into with Lincoln Park Capital Fund, LLC, pursuant to which the Company had the right to sell Lincoln Park up to an aggregate of $25,000,000 in shares of its Common Stock of the 36-month term of the Purchase Agreement, subject to certain limitations and conditions in the Purchase Agreement. In consideration for entering into the Purchase Agreement, the Company issued Lincoln Park 343,171 shares of Common Stock as commitment shares on February 10, 2020. No other shares were issued to Lincoln Park under the Purchase Agreement.

Item 8.01 Other Events.

The Company issued a press release on July 1, 2020, announcing the pricing of the sale of the Shares. The full text of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

On July 1, 2020, Ladenburg elected to exercise its over-allotment option to purchase an additional 5,590,062 shares of our Common Stock pursuant to the terms and conditions of the Underwriting Agreement. The closing of the issuance of the over-allotment is expected to take place on or about July 6, 2020, subject to the satisfaction of customary closing conditions.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits.

Exhibit	No. Description

1.1	Form of Underwriting Agreement by and between the Registrant and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named in Schedule I thereto.

5.1	Legal Opinion of Ballard Spahr, LLP

23.1	Consent of Ballard Spahr, LLP (included in Exhibit 5.1)

99.1	Company Press Release dated July 1, 2020.

104	Cover Page Interactive Data File (formatted in inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSENTERIX, INC.

Date: July 1, 2020	By:	/s/ Brett Farabaugh
Brett Farabaugh
Interim Chief Financial Officer